Exhibit 99.1

Xencor Reports First Quarter 2014 Financial Results

Conference call today at 4:30 p.m. EDT

Monrovia, Calif. — May 14, 2014 — Xencor Inc. (NASDAQ: XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases, and cancer, today reported financial results for the first quarter ended March 31, 2014 and provided a review of recent business highlights.

“We have continued to advance our drug development programs and we plan to have preliminary data from both of our lead programs, XmAb7195 and XmAb5871, in the second half of 2014,” said Bassil Dahiyat, Ph.D., president and CEO of Xencor. “In addition to the progress in our lead development programs, our XmAb® Fc engineering technology is showing potential to improve the duration of action of bispecific antigen targeting antibodies and we see increasing opportunity for this aspect of our platform. Our licensing partners continue to move forward, creating value for Xencor’s technology as seen with Merck’s initiation of clinical testing for a licensed program, and we continue to evaluate additional opportunities for partnering and licensing our technology.”

Recent Business Highlights

XmAb7195

•                  Xencor remains on track to initiate a Phase 1a clinical trial of XmAb7195 in patients with asthma and allergic disease in the first half of 2014, with preliminary data anticipated by the end of 2014.

XmAb5871

•                  Top-line data from the Phase 2a trial of XmAb5871 in patients with moderate to severe rheumatoid arthritis is expected in the second half of 2014.

Merck Milestone Payment

•                  In April 2014, Xencor received a milestone payment from Merck, through a subsidiary, triggered by the initiation of a Phase 1 clinical trial for an undisclosed biologic drug candidate that uses Xencor’s XmAb® intellectual property.

Bispecific Antibody Program

•                  In March 2014, Xencor presented new data featuring Xencor’s bispecific approach for recruiting cytotoxic T cells against tumors using novel XmAb heterodimeric Fc domains at the Annual Summit on Practical and Emerging Trends in Multiple Myeloma.

•                  Produced a preclinical candidate targeting CD3 and CD38, and confirmed potent activity and the multi-day half-life in mouse models that is typical of standard antibodies.

•                  Produced a preclinical candidate targeting CD3 and CD123 for use in acute myeloid leukemia.

First Quarter 2014 Financial Results

Cash balance totaled $72.5 million as of March 31, 2014, compared to $78.0 million on December 31, 2013.

Revenues for the first quarter ended March 31, 2014 were $2.2 million, compared to $1.3 million in the same period of 2013. Revenues are earned from technology licensing fees and milestone payments from Xencor’s partners for the license of its drug candidates and use of its proprietary XmAb antibody engineering technologies.

Research and development expenditures for the first quarter ended March 31, 2014 were $4.2 million, compared to $4.6 million for the same period in 2013. Increases in spending on the XmAb7195 and the bispecific programs were offset by lower spending on the XmAb5871 program with the net result of $0.4 million in lower research and development spending for the first quarter of 2014 compared to the first quarter 2013.

General and administrative expenses in the first quarter ended March 31, 2014 were $1.7 million, compared to $0.7 million for the same period in 2013. The increase primarily reflects increased compensation expenses and professional fees.

Net loss for the first quarter ended March 31, 2014 was $3.7 million, or $(0.12) on a fully diluted per share basis compared to a net loss of $4.6 million, or $(63.78) on a fully diluted per share basis, for the same period in 2013. The decrease reflects increased revenue and lower expenses in the first quarter 2014 compared to the first quarter in 2013. The decrease also reflects the additional shares outstanding as a result of our IPO in December 2013.

Financial Guidance

Based on current operating plans, Xencor expects to have sufficient cash to fund research and development programs and operations through 2016, and maintains the year end cash and cash equivalents estimate of approximately $54 million.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. EDT to discuss these first quarter 2014 financial results and provide a corporate update.

The live call may be accessed by dialing (877) 359-9508 for domestic callers or (224) 357-2393 for international callers, and providing the conference ID number 30715791. A live webcast of the conference call will be available online from the investor relations section of the Company’s website at www.xencor.com. The webcast will be archived on the company website for 30 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases, and cancer. Currently, six candidates are in clinical development internally and with partners that have been engineered with Xencor’s XmAb® technology. Xencor’s internally-discovered programs include

XmAb5871 in Phase 1b/2a clinical trials for the treatment of Rheumatoid arthritis and lupus, XmAb7195 in preclinical development for the treatment of asthma, and XmAb5574/MOR208 which has been licensed to Morphosys AG and is in Phase 2 clinical trials for the treatment of acute lymphoblastic leukemia and non-Hodgkin lymphoma. Xencor’s XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. Xencor partners include Amgen, Merck, Janssen R&D LLC, Alexion and Boehringer Ingelheim.

For more information, please visit www.xencor.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including the quotation from our President and CEO and any expectations relating to our business, research and development programs, partnering efforts or our capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor’s public securities filings. All forward-looking statements are based on Xencor’s current information and belief as well as assumptions made by Xencor. Readers are cautioned not to place undue reliance on such statements and Xencor disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	Corporate Communications Contact:
John Kuch, Vice President, Finance	Jason I. Spark
Xencor	Canale Communications for Xencor
Tel: 626-737-8013	Tel: 619-849-6005
jkuch@xencor.com	jason@canalecomm.com

Xencor, Inc.

Condensed Balance Sheets

(in thousands)

	March 31,	December 31,
	2014	2013
	(Unaudited)
Assets
Current assets
Cash	$72,536	$77,975
Other current assets	670	119
Total current assets	73,206	78,094
Property and equipment, net	340	307
Intangible assets, net	8,899	8,814
Other assets	50	100
Total assets	$82,495	$87,315

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$3,569	$4,026
Current portion of deferred revenue	3,251	3,444
Current portion of capital lease obligations	7	9
Total current liabilities	6,827	7,479
Deferred revenue, less current portion	5,603	6,302
Capital lease obligations, less current portion	—	1
Total liabilities	12,430	13,782
Stockholders’ equity	70,065	73,533
Total liabilities and stockholders’ equity	$82,495	$87,315

The 2013 balance sheet was derived from the 2013 annual financial statements included in the Form 10-K that was filed on March 31, 2014.

Xencor Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

	Three months ended March 31,
	2014	2013
	(Unaudited)	(Unaudited)

Revenues	$2,184	$1,345

Operating Expenses
Research and Development	4,228	4,560
General and Administrative	1,723	746
Total operating expenses	5,951	5,306

Loss from Operations	(3,767)	(3,961)

Other income	—	9
Interest Income (Expense), Net	16	(660)
Total other income (expense), net	16	(651)

Net loss	$(3,751)	$(4,612)
Basic and diluted net loss per common share	$(0.12)	$(63.78)
Weighted average number of shares used in computing basic and diluted net loss per common share	31,360,879	72,302